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SEC 1473   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(7-97) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                      UNITED STATES SECURITIES AND EXCHANGE
                                   COMMISSION
                              WASHINGTON, DC 20549

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                                   SECURITIES

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        Form 3                                    OMB Number: 3235-0104
    --------------                                Expires: October 31, 2001
                                                  Estimated average burden
                                                  hours per response...0.5
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           FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE
            ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY HOLDING
             COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT
                        COMPANY ACT OF 1940OMB APPROVAL


(Print or Type Responses)


1.Name and Address of Reporting Person*

Anderson        Paige             S.
(Last)         (First)         (Middle)

5614 Oak Place
(Street)

Bethesda       MD            20817
(City)       (State)         (Zip)

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2.Date of Event Requiring Statement (Month/Day/Year)

02/02/01
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3. I.R.S.Identification Number of Reporting Person, if an entity (voluntary)


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4.Issuer Name and Tickler or Trading Symbol

POWERNOMICS
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

            X Director                           10% Owner
           ---                                ---
            X  Officer (give title below)      __Other (specify below)
           ---  VICE PRESIDENT
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6.If Amendment, Date of Original (Month/Day/Year)


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7.Individual or Joint/Group Filing  (Check Applicable Line)

              Form filed by One Reporting Person

            X Form filed by More than One Reporting Person
           ---
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

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.Title of Security
(Instr. 4)

 COMMON STOCK
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2.Amount of Securities Beneficially Owned
(Instr. 4)

-0-
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3.Ownership Form: Direct (D) or Indirect (I)
(Instr. 5)


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4.Nature of Indirect Beneficial Ownership
(Instr. 5)

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    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                   WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security
(Instr. 4)

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2. Date Exercisable and Expiration Date
   (Month/Day/Year)

        Date Exercisable         Expiration Date

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3. Title and Amount of Securities Underlying Derivative Security
(Instr. 4)

                Title           Amount or Number of Shares

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4.Conversion or Exercise Price of Derivative Security

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5.Ownership Form of Derivative Securities: Direct (D) or Indirect (I)
(Instr. 5)

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6.Nature of Indirect Beneficial Ownership
(Instr. 5)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




      ___________________________               ___________________________
      **Signature of Reporting Person           Date

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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